FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER
     This FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is dated as of August 10, 2006, by and among MMC Precision Holdings Corp., a Delaware corporation (“Parent”), MMC Precision Merger Corp., a Georgia corporation (“Sub”), and Morton Industrial Group, Inc., a Georgia corporation (the “Company”).
     WHEREAS, Parent, Sub, and the Company are the parties to that certain Agreement and Plan of Merger dated as of March 22, 2006 (the “Merger Agreement”); and
     WHEREAS, Parent, Sub, and the Company desire to amend the Merger Agreement in the manner and on the terms hereinafter set forth.
     NOW, THEREFORE, in consideration of the agreements and covenants contained in this Amendment, and intending to be legally bound hereby, Parent, Sub, and the Company hereby agree as follows:
     1. Capitalized defined terms not specifically defined in this Amendment shall have the meanings given them in the Merger Agreement.
     2. Section 3.04(c) of the Merger Agreement is hereby deleted in its entirety and replaced by the following Section 3.04(c):
(c) The only vote of holders of any class or series of Company Capital Stock necessary under the GBCC or otherwise to approve and adopt this Agreement and the Merger is (i) the approval of this Agreement by the holders of a majority of the votes of the issued and outstanding Company Common Stock and (ii) the approval of this Agreement by the holders of a majority of the votes of the issued and outstanding Company Common Stock owned of record and beneficially by persons not party to the Contribution Agreement or a Voting Agreement (the “Company Shareholder Approval”).
     3. Section 8.06(a) of the Merger Agreement is hereby amended by deleting “$2,600,000” in the last line of such section and replacing it with “$1,700,000.”
     4. The following shall be added to the Merger Agreement as Section 7.02(m):
     (m) Settlement Agreement. The Stipulation of Settlement (the “Settlement Agreement”) contemplated by that certain Memorandum of Understanding (the “MOU”), dated of even date herewith and relating to the settlement of that certain action styled as Alan Kahn v. Morton Industrial Group, Inc., et al., No. 2006CV114628 (the “Action”), shall have been executed and delivered by the parties to the Action on the terms set forth in the MOU, and there shall be no conditions to the effectiveness of the Settlement Agreement other than court approval.

     5. Except as expressly amended by this Amendment, the Merger Agreement remains in full force and effect without modification or amendment.
     6. This Amendment may be executed by facsimile or electronically transmitted counterparts and in any number of counterparts, each of which when so executed shall be deemed an original and such counterparts together shall constitute one and the same instrument.
     7. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent provisions of the GBCC are applicable.
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     IN WITNESS WHEREOF, Parent, Sub, and the Company have duly executed this Amendment as of the date first written above.

MMC PRECISION HOLDINGS CORP.
By:	/s/ Lucas T. Cutler
	Name:	Lucas T. Cutler
	Title:	Vice President

MMC PRECISION MERGER CORP.
By:	/s/ Lucas T. Cutler
	Name:	Lucas T. Cutler
	Title:	Vice President

MORTON INDUSTRIAL GROUP, INC.
By:	/s/ William D. Morton
	Name:	William D. Morton
	Title:	Chairman & CEO

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